UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
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Nuvation Bio Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Definitive Proxy Statement for
2026 Annual Meeting of Stockholders
To Be Held on May 21, 2026

Explanatory Note

This supplement to the proxy statement dated April 21, 2026 (the Supplement) supplements the definitive proxy statement of Nuvation Bio Inc. (the Company) filed with the Securities and Exchange Commission (the SEC) on April 10, 2026 (the Proxy Statement) in connection with the Company’s 2026 Annual Meeting of Stockholders to be held on May 21, 2026 (the Annual Meeting).

This Supplement is being filed to correct a typographical error contained in the Non-Employee Director Compensation table included on page 20 of the Proxy Statement, which incorrectly reported the cash compensation paid to Robert Mashal, M.D. as $37,500. The correct amount of cash compensation paid to Robert Mashal, M.D. is $47,500, which also results in a change to Dr. Mashal’s total compensation amount. Accordingly, the Proxy Statement disclosure under the heading “Non-Employee Director Compensation” is amended and replaced in its entirety with the following disclosure.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by our non-employee directors during the fiscal year ended December 31, 2025:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Robert B. Bazemore, Jr.	$98,000	$385,000	$483,000
Kim Blickenstaff	$51,250	$385,000	$436,250
Min Cui, Ph.D.(2)	—	—	—
Kathryn E. Falberg	$60,000	$385,000	$445,000
Robert Mashal, M.D.	$47,500	$385,000	$432,500
W. Anthony Vernon	$61,000	$385,000	$446,000

(1)
The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. As of December 31, 2025, each of our then-serving non-employee directors held options to purchase an aggregate of 292,983 shares of our Class A Stock, other than Dr. Cui who held no options to purchase shares of our capital stock and Dr. Mashal who held options to purchase an aggregate of 560,632 shares of our Class A Stock.

(2)	Dr. Cui voluntarily forfeited the retainer and the option awards granted to him during the fiscal year.

Except for the corrections described above, no other changes have been made to the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement, which is available free of charge on the SEC's website at www.sec.gov and on the Company’s website at investors.nuvationbio.com. The Company urges stockholders to read the Proxy Statement, this Supplement, and any other relevant documents filed with the SEC when they become available, as they contain important information. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.